Exhibit 99

USANA Health Sciences Announces Second Quarter 2009 Financial Results

  Record net sales of $112.1 million
  Earnings per share of $0.57
  Active Associate count increased 18.3% to a record 200,000
  Net sales increased 15.2% on sequential quarter basis
  Earnings per share increased 32.6% on sequential quarter basis
  Company raises outlook for 2009

SALT LAKE CITY--(BUSINESS WIRE)--July 28, 2009--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for its fiscal second quarter, ended July 4, 2009.

Financial Performance

Net sales for the second quarter of 2009 improved to a record $112.1 million, compared with $109.2 million in the second quarter of the prior year, an increase of 2.6%. On a sequential quarter basis, net sales grew by 15.2%. The year-over-year increase was due to an overall increase in product sales, driven by an 18.3% increase in the number of active Associates and, to a lesser extent, by an increase in product prices. The negative effect of changes in currency exchange rates reduced net sales in the second quarter by approximately $9.1 million, or 7.5%. Excluding changes in currency rates, net sales in the second quarter would have been $121.2 million.

Earnings per share for the second quarter of 2009 decreased by 6.6% to $0.57 per share, compared with $0.61 per share in the second quarter of the prior year. On a sequential quarter basis, earnings per share grew by 32.6%. The year-over-year decrease was primarily due to the negative effect of currency exchange rates. Higher Associate incentives expense and lower gross profit margins also contributed to this decrease. Earnings per share in the quarter, however, benefited from lower selling, general and administrative expenses, a lower number of diluted shares outstanding, and a lower effective tax rate.

Dave Wentz, chief executive officer, said, “We are pleased to have achieved record sales during this quarter, despite the current economic recession, and we are particularly encouraged by the extraordinary growth in the number of our active Associates. The two new compensation plan enhancements that we introduced in the third quarter of 2008 are motivating our Associates to focus on growing their businesses. We believe that these enhancements were important in driving sales this quarter.”

For the six months ended July 4, 2009, net sales decreased by 0.7% to $209.4 million, compared with $210.8 million for the first six months of the prior year. This decrease was primarily due to the negative effect of changes in currency exchange rates, which reduced net sales by approximately $19.5 million. Excluding changes in currency rates, net sales for the first six months of 2009 would have been $228.9 million. Earnings per share were $1.00 for the first six months of 2009, a decrease of 5.7%, compared with $1.06 for the first six months of the prior year. This decrease was also primarily due to the negative effect of changes in currency exchange rates.

Regional Results

During the second quarter of 2009, net sales in North America decreased by 4.8%, or $3.2 million, to $62.7 million, compared with the second quarter of the prior year. This decline was primarily the result of negative changes in currency exchange rates, which decreased net sales in this region by $4.2 million. The number of active Associates in this region, however, increased by 10.4% to 106,000, compared with the second quarter of the prior year.

In local currency, sales in Mexico increased by 29.5% compared with the second quarter of 2008. Sales in Canada and the U.S., however, decreased by 3.0% and 0.5%, respectively. Excluding currency changes, net sales in North America for the second quarter would have increased by 1.6%.

On a sequential quarter basis, sales increased by 9.4% in the U.S., 42.7% in Mexico and 10.2% in Canada. The number of active Associates increased by 12.1% in the U.S., 15.4% in Mexico, and remained flat in Canada.

Net sales in the Asia Pacific region for the second quarter of 2009 increased by 14.0%, or $6.1 million, to $49.4 million, compared with the second quarter of the prior year. Excluding the negative impact of a stronger U.S. dollar, net sales in this region increased during the quarter by 25.2%. This improvement was due to an overall increase in sales volume, driven by 28.8% growth in the number of active Associates and, to a lesser extent, by somewhat better pricing. Active Associates in the region grew to a record 94,000, compared with 73,000 for the second quarter of the prior year. This increase in the number of active Associates was due primarily to double-digit growth in Hong Kong, Malaysia, and South Korea. Additionally, the Company’s newest market, the Philippines, added 5,000 Associates during the quarter.

On a sequential quarter basis, net sales increased by 12.2% in North America and 19.2% in Asia Pacific. Additionally, nearly all of our markets experienced sales growth and six of our markets experienced double-digit sales growth. The effect of currency exchange rates on a sequential quarter basis added $3.8 million to overall net sales. The number of active Associates also increased 8.7% overall, with 9.3% and 8.0% improvements in North America and Asia Pacific, respectively.

“Our Asia Pacific region continues to show remarkable growth in sales and active Associates,” continued Wentz. “We are also pleased with the improved sequential quarter results, particularly in the U.S., where difficult economic conditions have had the greatest effect on our sales and earnings. We will continue to find ways to improve the long-term growth of the Company.”

Outlook

Jeff Yates, chief financial officer, said, “We are optimistic about our second quarter results and are raising our financial guidance for 2009. We anticipate, however, continued headwinds from unfavorable currency exchange rates and difficult economic conditions, particularly in North America. Accordingly, we now project consolidated net sales for 2009 to be between $415 million and $425 million. Although we anticipate local currency sales growth in most markets during the year, we expect unfavorable currency exchange rates to reduce sales by as much $24 million for the full-year of 2009. We are also raising our earnings per share guidance for 2009, and now estimate that EPS will be between $1.95 and $2.00. This projection includes the negative effect of currency exchange rates, which we expect will reduce earnings per share by as much as $0.24 in 2009.

“Importantly, we will also continue to manage our general and administrative spending and will continue to look for ways to reduce costs and to increase our operating efficiencies. Our main focus, however, will continue to be growing our customer base and increasing our top-line.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 29, 2009 at 10:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Quarter Ended
	28-Jun-08(1)	4-Jul-09

Net sales	$109,208	$112,093
Cost of sales	21,884	23,753
Gross profit	87,324	88,340

Operating expenses
Associate incentives	45,603	50,321
Selling, general and administrative	25,753	24,719

Earnings from operations	15,968	13,300

Other income (expense)	(65)	125
Earnings before income taxes	15,903	13,425

Income taxes	5,821	4,634

NET EARNINGS	$10,082	$8,791

Earnings per share - diluted	$0.61	$0.57
Weighted average shares outstanding - diluted	16,460	15,385

(1) All amounts reflective of adjustments made due to the restatement of previously reported amounts

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(in thousands)

	As of	As of
	3-Jan-09	4-Jul-09
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,281	$11,170
Inventories	23,879	24,656
Other current assets	15,514	12,904
Total current assets	52,674	48,730

Property and equipment, net	57,369	57,601
Goodwill	5,690	5,690
Other assets	6,839	7,933
Total assets	$122,572	$119,954

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,879	$4,697
Other current liabilities	47,655	32,400
Total current liabilities	54,534	37,097

Line of credit	34,990	28,170
Other long-term liabilities	1,212	1,885
Stockholders' equity	31,836	52,802
Total liabilities and stockholders' equity	$122,572	$119,954

USANA Health Sciences, Inc.
Sales by Region
(in thousands)

	Quarter Ended
	28-Jun-08		4-Jul-09
	(Unaudited)		(Unaudited)
Region
North America

United States	$40,125	36.8%	$39,908	35.6%

Canada	19,527	17.9%	16,454	14.7%

Mexico	6,269	5.7%	6,379	5.7%

North America Total	65,921	60.4%	62,741	56.0%

Asia Pacific

Southeast Asia/Pacific	24,170	22.1%	24,518	21.9%

East Asia	15,057	13.8%	19,649	17.5%

North Asia	4,060	3.7%	5,185	4.6%

Asia Pacific Total	43,287	39.6%	49,352	44.0%

Consolidated	$109,208	100.0%	$112,093	100.0%

Active Associates by Region (1)

	As of
	28-Jun-08		4-Jul-09
	(Unaudited)		(Unaudited)
Region
North America

United States	57,000	33.7%	65,000	32.5%

Canada	26,000	15.4%	26,000	13.0%

Mexico	13,000	7.7%	15,000	7.5%

North America Total	96,000	56.8%	106,000	53.0%

Asia Pacific

Southeast Asia/Pacific	39,000	23.1%	46,000	23.0%

East Asia	27,000	16.0%	40,000	20.0%

North Asia	7,000	4.1%	8,000	4.0%

Asia Pacific Total	73,000	43.2%	94,000	47.0%
Total	169,000	100.0%	200,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)

	As of
	28-Jun-08		4-Jul-09
	(Unaudited)		(Unaudited)
Region
North America

United States	49,000	63.6%	42,000	60.9%

Canada	17,000	22.1%	15,000	21.7%

Mexico	3,000	3.9%	3,000	4.3%

North America Total	69,000	89.6%	60,000	86.9%

Asia Pacific

Southeast Asia/Pacific	6,000	7.8%	7,000	10.1%

East Asia	1,000	1.3%	1,000	1.5%

North Asia	1,000	1.3%	1,000	1.5%

Asia Pacific Total	8,000	10.4%	9,000	13.1%
Total	77,000	100.0%	69,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Investors:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media:
Dan Macuga, 801-954-7280
Public Relations